Exhibit 24(b)(8.17)

NOVATION AGREEMENT

            THIS NOVATION AGREEMENT (this "Agreement"), dated as of the Effective Time (as defined herein), by and among American Century Investment Services, Inc., the distributor ("Distributor") of the American Century family of mutual funds (the "Funds"), American Century Services, LLC, the transfer agent ("Transfer Agent") of the Funds, and ING Financial Advisors LLC, ING Life Insurance and Annuity Company and ING Institutional Plan Services LLP (the "Companies").

RECITALS

            WHEREAS, Distributor, Transfer Agent and the Companies are parties to a certain Dealer/Agency Agreement, Services Agreement, or other agreement with respect to the Funds as listed on Exhibit A (such agreement, together with all exhibits, schedules, amendments, modifications, restatements, or other supplements thereto, and any other documents executed or delivered in connection therewith, the "Original Agreement");

            WHEREAS, according to its terms and as required by the Investment Company Act of 1940, as amended (the "Act"), the Original Agreement was automatically terminated on February 16, 2010 ("Termination Date") as a result of a deemed assignment of the Original Agreement by the Distributor;

            WHEREAS, Distributor, Transfer Agent and the Companies all wish to enter into a new agreement on the same terms as the Original Agreement, effective as of the Termination Date; and

            WHEREAS, the parties intend that this Agreement act as a novation, pursuant to which (i) the Original Agreement between the parties was terminated on and as of the Effective Time (as defined below) on the Termination Date and (ii) a new agreement will be formed by and between the parties, on precisely the same terms as the Original Agreement.

            NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), and intending to be legally bound, the parties agree as follows:

                        (1)        At 12:00 a.m. Eastern Time on the Termination Date (the "Effective Time") a new agreement shall be deemed to have been formed by and between Distributor, Transfer Agent and Company on the same terms as the Original Agreement.

                        (2)        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Once each party to this Agreement has executed a copy of this Agreement, this Agreement shall be considered fully executed and effective, notwithstanding that all parties have not executed the same copy,

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Time.

ING Financial Advisors LLC                                                                      ING Life Insurance and Annuity Company

By:	/s/ David Kelsey	By:	/s/ Robert Garrey
Name:	David Kelsey	Name:	Robert Garrey
Title:	COO/VP	Title:	Vice President
Date:	4/13/10	Date:	4/13/10

ING Institutional Plan Services LLP

By:	/s/ Michelle Sheiowitz, Attorney in Fact
Name:	Michelle Sheiowitz, Attorney in Fact
Title:	Vice President
Date:	4/14/10

AMERICAN CENTURY INVESTMENT                                                       AMERICAN CENTURY SERVICES, LLC

SERVICES, INC.

By:	/s/ Cindy A. Johnson	By:	/s/ Janet A. Nash
Name:	Cindy A. Johnson	Name:	Janet A. Nash
Title:	Vice President, National Accounts	Title:	Vice President, Assoc General Counsel
Date:	February 23, 2010	Date:	February 23, 2010

EXHIBIT A

ORIGINAL AGREEMENTS

Selling and Services Agreement dated 7/1/00

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